EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-51546) pertaining to the ACR Group, Inc. 401(k) Plan of our report dated June 9, 2006 with respect to the financial statements and schedule of the ACR Group, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Hein & Associates LLP

Houston, Texas

June 23, 2006